PROSPECTUS

                                   ENZON, INC.

                                 150,000 Shares
                                  Common Stock
                                ($.01 par value)

                                   ----------

     This prospectus (the "Prospectus") relates to the offer and sale of up to 150,000 shares of common stock, $.01 par value (the "Common Stock"), of Enzon Inc. (the "Company" or "Enzon") by certain selling stockholders. Such 150,000 shares of Common Stock are issuable upon exercise of outstanding warrants (the "Warrants") held by such selling stockholders.

     In August 1995, the Company issued Warrants for the purchase of (i) up to 112,500 shares of Common Stock to Edward S. Gordon Company ("ESG") and (ii) up to 37,500 shares of Common Stock to The Pyne Companies ("Pyne", and together with ESG collectively referred to herein as the "Selling Stockholders"), in connection with certain real estate consulting services provided by each of ESG and Pyne to the Company. Pursuant to the terms of the Warrants, the Company is required to file a registration statement for the registration of the sale of the shares of Common Stock issuable upon exercise of the Warrants by ESG and Pyne. The shares of Common Stock to be received upon exercise of the Warrants (the "Common Shares") are being offered by the Selling Stockholders hereby. The Warrants are exercisable at a per share exercise price of $2.50 (as may be adjusted in accordance with the terms of the Warrants) and expire on August 8, 2000.

     The Selling Stockholders may sell the Common Shares from time to time in transactions in the open market, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Common Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Common Shares for whom the broker-dealers may act as agent or to whom they may sell as principal, or both in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") in connection with such sales. See "Plan of Distribution."

     In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. To the extent required, the specific shares of Common Stock to be sold, the name of any successor Selling Stockholders, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution."

     The Company will bear all expenses in connection with the registration of the Common Shares herein, which expenses are estimated to be approximately $29,000. The Selling Stockholders will pay any brokerage compensation in connection with its sale of the Common Shares. The Company will not receive any of the proceeds from the sale of the Common Shares by the Selling Stockholder, but may receive proceeds of up to $375,000 upon exercise of the Warrants. See "Use of Proceeds."

     The Company's Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market, under the symbol "ENZN." On February 10, 1998 the reported last sale price of the Common Stock, as reported on the Nasdaq National Market was $5.69 per share.

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH
            DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 8.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
      OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                The date of this Prospectus is February 13, 1998

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information.....................................................    2

Incorporation of Certain Documents by Reference...........................    2

Prospectus Summary........................................................    4

Risk Factors..............................................................    8

Use of Proceeds...........................................................   12

Selling Stockholders......................................................   12

Plan of Distribution......................................................   13

Legal Matters.............................................................   14

Experts...................................................................   14


No one has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with this offering. Any information or representation not contained or incorporated by reference herein must not be relied on as having been authorized by the Company, the Selling Stockholders or their respective agents. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the securities offered hereby in any state to any person to whom it is unlawful to make such offer or solicitation. Except where otherwise indicated, this Prospectus speaks as of its date and neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information regarding the Company at (http://www.sec.gov).

     The Company's Common Stock is listed on the Nasdaq National Market and reports and other information concerning the Company can be inspected at the National Association of Securities Dealers, 1735 K Street, N.W., 4th Floor, Washington, D.C. 20006-1506.

     The Company has filed with the Commission a Registration Statement on Form S-3 (referred to herein together with all amendments and exhibits as the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, exhibits and schedules.

     The following trademarks and service marks appear in or are incorporated by reference into,this Prospectus: ADAGEN(R) and ONCASPAR(R) are registered trademarks of the Company; PEGNOLOGY(R) is a registered service mark of the Company; SCA(R) is a registered trademark of Enzon Labs Inc., a wholly-owned subsidiary of the Company; Intron A(R) is a registered trademark of Schering Corporation.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus (i) its Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1997, which contains audited financial statements for the Company's latest fiscal year for which a Form 10-K was required to have been filed and incorporates by reference certain portions of the Company's definitive Proxy Statement for the Annual Meeting of Stockholders held December 2, 1997 (ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 1997, including but not limited to, the Quarterly Report on Form 10-Q for the Quarter Ended September 30, 1997, and (iii) the description of the Company's Common Stock, $.01 par value, as contained in its registration statement on Form 8-A, filed with the Commission on October 29, 1984, as amended by a Form 8 filed with the Commission on October 15, 1990.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person (including any beneficial owner) to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such requests should be directed to John Caruso, Vice President, Business Development, General Counsel and Secretary, at the Company's principal executive offices at 20 Kingsbridge Road, Piscataway, New Jersey 08854, telephone (732) 980-4500.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere, or incorporated by reference in this Prospectus including the information under "Risk Factors."

                                   The Company

     Enzon, Inc. ("Enzon" or the "Company") is a biopharmaceutical company that develops, manufactures and markets enhanced therapeutics for life-threatening diseases through the application of its proprietary technologies, PEG Modification or the PEG Process and Single-Chain Antigen-Binding (SCA(R)) proteins.

     The Company is pursuing a dual strategy for commercializing its proprietary technologies. In addition to developing and manufacturing products, using the Company's proprietary technology, and marketing such products, the Company has established strategic alliances in which Enzon licenses its proprietary technologies and products in exchange for milestone payments, manufacturing revenues and/or royalties.

     The Company has received marketing approval from the United States Food and Drug Administration ("FDA") for two of its products: (i) ONCASPAR(R), for the indication of acute lymphoblastic leukemia ("ALL") in patients who are hypersensitive to native forms of L-asparaginase and (ii) ADAGEN(R), the first successful application of enzyme replacement therapy for an inherited disease to treat a rare form of Severe Combined Immunodeficiency Disease ("SCID"), commonly known as the "Bubble Boy Disease". ONCASPAR is the enzyme L-asparaginase modified by the Company's PEG Process and ADAGEN is the enzyme adenosine deaminase ("ADA") modified by the Company's PEG Process.

     The Company manufactures both ADAGEN and ONCASPAR in its South Plainfield, New Jersey facility and markets ADAGEN on a worldwide basis. ONCASPAR is marketed in the U.S. by Rhone-Poulenc Rorer Pharmaceuticals, Inc. ("RPR") and in Europe by Medac GmbH ("Medac"). The Company has also granted exclusive licenses to RPR to sell ONCASPAR in Canada and Mexico. In December 1997, RPR received marketing approval for ONCASPAR in Canada. ONCASPAR was approved in Canada for patients who have been diagnosed with ALL during their childhood. This Canadian approval broadens the indication for use of ONCASPAR as a front line therapy over the current approved indication in the United States and Germany. The Company expects RPR to commence marketing of ONCASPAR in Canada during the first half of 1998. The Company is entitled to royalties on the sales of ONCASPAR by RPR, as well as manufacturing revenue from the production of ONCASPAR. The Company's agreement with Medac requires Medac to purchase ONCASPAR from the Company at a set price which increases over the term of the agreement. RPR and Medac are currently conducting clinical trials to expand the use and approved indications for ONCASPAR.

     The PEG Process involves chemically attaching polyethylene glycol ("PEG"), a relatively non-reactive and non-toxic polymer, to proteins, chemicals and certain other pharmaceuticals for the purpose of enhancing their therapeutic value. The attachment of PEG helps to disguise the modified compound and reduce the recognition of the compound by the immune system, generally lowering potential immunogenicity. Both the increased molecular size and lower immunogenicity result in extended circulating blood life, in some cases from minutes to days. The PEG Process also significantly increases the solubility of the modified compound which enhances the delivery of the native compound. The PEG Process was originally covered by a broad patent which expired in late 1996.

     The Company has made significant improvements to the original PEG Process, collectively referred to as Second Generation PEG Technology, and has applied for and received numerous patents for such improvements. One of the components of the Second Generation PEG Technology is new linker chemistries; the chemical binding of the PEG to the unmodified protein. These new linkers provide an enhanced binding of the PEG to the protein resulting in a more stable compound with increased circulation life. The second generation technology also allows PEG to bind to different parts of the protein, which may result in greater activity of the modified protein. Attachment of PEG to the incorrect site on the protein can result in a loss of its activity or therapeutic effect.

     Two products are currently in clinical trials using the Second Generation PEG Technology; a PEG modified version of Schering-Plough Corporation's ("Schering-Plough") product, INTRON A(R) (interferon alfa 2b), a genetically engineered anticancer-antiviral drug, and the Company's product, PEG-hemoglobin, a hemoglobin-based oxygen-carrier being developed for the radio sensitization of solid hypoxic tumors.

     PEG-Intron A, a modified form of Schering-Plough's INTRON A, was developed by Enzon to have longer lasting activity and an enhanced safety profile. PEG-Intron A is currently in a large scale Phase III clinical trial in the United States and Europe for the indications of chronic myelogenous leukemia, solid tumors and hepatitus C. It is expected that PEG-Intron A will be administered once a week, compared to the current regimen for unmodified INTRON A of three times a week. During August 1997, Enzon received $2,500,000 in milestone payments from Schering-Plough as a result of the product moving into Phase III clinical trials. Enzon is entitled to an additional $3,000,000 in payments from Schering-Plough, subject to the achievement of additional milestones in the product's development. The Company is also entitled to royalties on worldwide sales of PEG-Intron A and has the option to be the exclusive manufacturer of PEG-Intron A for the U.S. market. Schering-Plough's sales of INTRON A were approximately $524 million in 1996. The worldwide market for alpha interferon products is estimated to be in excess of $1 billion. The patents covering Schering's INTRON A will begin to expire in 2001. The Company's Second Generation PEG Technology patents which cover the modified product should offer extended patent life.

     Preclinical studies conducted at Enzon, the University of Wisconsin School of Veterinary Medicine and Dana Farber Cancer Institute, indicate that the Company's hemoglobin-based oxygen-carrier, PEG-hemoglobin, may be useful in treating solid tumors. These studies suggest that PEG-hemoglobin delivers oxygen to solid hypoxic tumors, thereby enhancing the ability of radiation therapy to significantly decrease the size of these tumors. It is estimated that approximately 800,000 cases of solid hypoxic tumors are diagnosed each year in the United States.

     The Company is currently conducting a multi-dose, multi-center clinical trial of PEG-hemoglobin in cancer patients receiving radiation treatment. Patients entering this trial receive once-a-week infusions of PEG-hemoglobin followed by five days of radiation treatment. The protocol for this study calls for this regimen to be repeated for three weeks. The primary purpose of this trial is to evaluate safety related to multiple doses of PEG-hemoglobin and radiation therapy.

     The Company also has developed a Third Generation PEG Technology that gives PEG-modified compounds "Pro Drug" attributes. This is accomplished by attaching PEG to a compound by means of a covalent bond that is designed to break down over time, thereby releasing the therapeutic moiety (therapeutic portion of the compound) in the proximity of the target tissue. These attributes could significantly enhance the therapeutic value of the new chemicals, as well as drugs already marketed. The Company believes that the "Pro Drug/Transport Technology" has broad usefulness and that it can be applied to a wide range of drugs, such as cancer chemotherapy agents, antibiotics, anti-fungals and immunosuppressants, as well as to proteins and peptides, including enzymes and growth factors. The markets for these drugs and biologicals have potentially large patient populations. The Company is currently applying its Pro Drug/Transport Technology to certain anticancer agents. Preliminary animal studies have shown that a compound modified with the Company's Third Generation PEG Technology accumulates in tumors. A PEG-modified version of camptothecin, a topo-1 inhibitor, is currently in preclinical studies and the Company is preparing to file an Investigational New Drug Application (IND) for this product during the first half of calendar 1998.

     The Company also has an extensive licensing program for its second proprietary technology, SCA protein technology. SCA proteins are genetically engineered proteins designed to overcome the problems hampering the diagnostic and therapeutic use of conventional monoclonal antibodies. Preclinical studies have shown that SCA proteins target and penetrate tumors more readily than conventional monoclonal antibodies. In addition to these advantages, because SCA proteins are developed at the gene level, they are better suited for targeted delivery of gene therapy vectors and fully-human SCA proteins can be isolated directly, with no need for costly "humanization" procedures. Also, many gene therapy methods require that proteins be produced in an active form inside cells. SCA proteins can be produced through intracellular expression (inside cells) more readily than monoclonal antibodies.

     Currently, there are nine SCA proteins in Phase I or II clinical trials by various corporations and institutions. Some of the areas being explored are cancer therapy, cardiovascular indications and AIDS.

     The Company has granted non-exclusive SCA licenses to more than a dozen companies, including Bristol-Myers Squibb Company ("Bristol Myers"), Baxter
Healthcare Corporation ("Baxter"), Eli Lilly & Co. ("Eli Lilly"), Alexion Pharmaceuticals Inc. ("Alexion Pharmaceuticals"), and the Gencell division of RPR ("RPR/Gencell"). These licenses generally provide for upfront payments, milestone payments and royalties on sales of FDA approved products.

     The Company's principal executive office and mailing address is 20 Kingsbridge Road, Piscataway, New Jersey 08054, and its telephone number is
(732) 980-4500.

                                  The Offering

Securities Offered............  This  Prospectus  relates to an  offering by the
                                Selling Stockholders of up to 150,000 shares of Common Stock of the Company which are issuable upon exercise of the Warrants held by the Selling Stockholders.

Securities Outstanding........  As  of  December  18,  1997,   the  Company  had
                                31,030,176  shares of Common Stock  outstanding.
                                Assuming that the Warrants are exercised for the
                                maximum  number of shares of Common Stock and no
                                other   shares  of  Common   Stock  are   issued
                                subsequent to December 18, 1997, the Company would have 31,180,176 shares of Common Stock outstanding. See "Selling Stockholders."

Use of Proceeds...............  The Company will not receive any  proceeds  from the sale of the Common Shares offered herein by the Selling Stockholders. To date the Company has not received any proceeds from the exercise of the Warrants. If the Warrants are exercised in their entirety the Company will receive estimated gross proceeds of approximately $375,000. The Company intends to utilize any proceeds received from the exercise of the Warrants for general corporate purposes. There can be no assurance that the Warrants will be exercised. See "Use of Proceeds."

Risk Factors..................  See "Risk  Factors" for a discussion  of certain risk factors that should be considered by prospective investors in connection with an investment in the shares of Common Stock offered hereby.

                                  RISK FACTORS

     Information contained and incorporated by reference in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The risk factors set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results indicated in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results indicated in such forward-looking statements.

     An investment in the Common Shares offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors in addition to the other information set forth and incorporated by reference in this Prospectus before making any decision to invest in the Common Shares.

Accumulated Deficit and Uncertainty of Future Profitability. The Company was originally incorporated in 1981. To date, the Company's sources of cash have been the proceeds from the sale of its stock through public offerings and private placements, sales of ADAGEN(R), sales of ONCASPAR(R), sales of its products for research purposes, contract research and development fees, technology transfer and license fees and royalty advances. At September 30, 1997, the Company had an accumulated deficit of approximately $112,510,000. To date, ADAGEN and ONCASPAR are the only products of the Company which have been approved for marketing by the FDA, having been approved in the United States in March 1990 and February 1994, respectively. In 1993, the Company granted exclusive U.S. marketing rights for ONCASPAR to RPR in consideration for which the Company has received an aggregate of $6,000,000 of license fees. Under this license agreement (the "Amended License Agreement"), the Company is entitled to a base royalty of 23.5% until 2008. During 1995, RPR paid the Company $3,500,000 in advance royalties. Payments of base royalties under the Amended License Agreement will be offset against a credit in the original amount of $5,970,000, which represents the royalty advance plus reimbursement of certain amounts due RPR under the original agreement and interest expense. Through September 30, 1997, an aggregate of $3,254,000 in royalties payable by RPR had been offset against the original credit. The Company has also licensed ONCASPAR to RPR for Canada and Mexico. Under this agreement, the Company is entitled to royalties for sales of ONCASPAR in these territories. ONCASPAR was approved in Canada for pediatric patients with ALL in November 1997. ONCASPAR is also currently approved for marketing in Germany and Russia. The Company anticipates moderate growth of ONCASPAR sales to RPR and Medac and increased royalties on RPR sales of ONCASPAR; however, there can be no assurance that any particular sales level of ONCASPAR will be achieved or maintained. During October 1996, the Company entered into an exclusive license and marketing agreement for ONCASPAR in Europe and Russia with Medac. Under the agreement, Medac purchases ONCASPAR from the Company at set prices which increase over the term of the agreement. The agreement also contains certain minimum annual purchase requirements. The Company intends to pursue future licensing, marketing and development arrangements that may result in additional fees to the Company prior to its receiving revenues from commercial sales of its products which are sufficient for the Company to earn a profit. There can be no assurance, however, that the Company will be able to successfully consummate any such arrangements or receive such fees in the future. Although the Company has been receiving reimbursement from most third-party payors for ADAGEN, there can be no assurance that reimbursement at these levels will continue. Lifetime limits on benefits which are included in most private health insurance policies could permit insurers to cease reimbursement for ADAGEN. Potential investors should be aware of the difficulties a biopharmaceutical enterprise such as the Company encounters, especially in view of the intense competition in the pharmaceutical industry in which the Company competes. There can be no assurance that the Company's plans will either materialize or prove successful, that its products under development will be successfully developed or that its products will generate revenues sufficient to enable the Company to earn a profit.

Need for Financing. The Company's current sources of liquidity are its cash reserves, and interest earned on such cash reserves, sales of ADAGEN, sales of ONCASPAR, sales of its products for research purposes, and license fees. There can be no assurance as to the level of sales of the Company's FDA approved products, ADAGEN and ONCASPAR, or the amount of royalties realized from the commercial sale of ONCASPAR pursuant to the Company's license with RPR. Total cash reserves, including short term investments, as of September 30, 1997, were approximately $9,604,000. Management believes that the foregoing sources of liquidity will be sufficient to meet the Company's anticipated cash requirements, based on current spending levels, for approximately the next two and one half years. The Company's continued operations thereafter will depend upon its ability to (i) realize revenues from the commercial sale of its products which are sufficient to cover its operating and capital expense requirements, (ii) raise funds through equity or debt financing, or (iii) obtain significant contract research and development fees or license fees. To the extent the Company is unable to obtain funds, it may be required to curtail its activities or sell additional securities. There can be no assurance that any of the foregoing fund raising activities will successfully meet the Company's anticipated cash needs.

Raw Materials and Dependence Upon Suppliers. Except for PEG hemoglobin, the Company purchases from outside suppliers the unmodified compounds utilized in its approved products and products under development. There can be no assurance that the purified bovine hemoglobin used in the manufacture of PEG-hemoglobin can be produced in the amounts necessary to expand the current clinical trials. The Company may be required to obtain supply contracts with outside suppliers for certain unmodified compounds. The Company does not produce the unmodified adenosine deaminase used in the manufacture of ADAGEN or the unmodified forms of L-asparaginase used in the manufacture of ONCASPAR and has a supply contract with an outside supplier for each of these unmodified proteins. Delays in obtaining or an inability to obtain any unmodified compound which the Company does not produce, including unmodified adenosine deaminase, unmodified L-asparaginase or unmodified bovine blood could have a material adverse effect on the Company. In the event the Company is required to locate an alternate supplier for an unmodified compound utilized in a product which is being sold commercially or which is in clinical development, the Company will likely be required to do additional testing, which could cause delays and additional expenses, to demonstrate that the alternate supplier's material is biologically and chemically equivalent to the unmodified compound previously used. Such evaluations could include chemical, pre-clinical and clinical studies and could delay development of a product which is in clinical trials, limit commercial sales of an FDA approved product and cause the Company to incur significant additional expense. Requirements for such evaluations would be determined by the stage of the product's development and the reviewing division of the FDA. If such alternate material is not demonstrated to be chemically and biologically equivalent to the previously used unmodified compound, the Company will likely be required to repeat some or all of the pre-clinical and clinical trials conducted for such compound. The marketing of an FDA approved drug could be disrupted while such tests are conducted. Even if the alternate material is shown to be chemically and biologically equivalent to the previously used compound, the FDA may require the Company to conduct additional clinical trials with such alternate material.

Patents and Proprietary Technology. The Company has licensed, and been issued, a number of patents in the United States and other countries and has other patent applications pending to protect its proprietary technology. Although the Company believes that its patents provide adequate protection for the conduct of its business, there can be no assurance that such patents will be of substantial protection or commercial benefit to the Company, will afford the Company adequate protection from competing products, will not be challenged or declared invalid, or that additional United States patents or foreign patent equivalents will be issued to the Company. The degree of patent protection to be afforded to biotechnological inventions is uncertain and the Company's products are subject to this uncertainty. The Company is aware of certain issued patents and patent applications, and there may be other patents and patent applications, containing subject matter which the Company or its licensees or collaborators may require in order to research, develop or commercialize at least some of the Company's products. There can be no assurance that licenses under such subject matter will be available on acceptable terms. The Company expects that there may be significant litigation in the industry regarding patents and other proprietary rights and, if Enzon were to become involved in such litigation, it could consume a substantial amount of the Company's resources. In addition, the Company relies heavily on its proprietary technologies for which pending patent applications have been filed and on unpatented know-how developed by the Company. Insofar as the Company relies on trade secrets and unpatented know-how to maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. Although the Company has taken steps to protect its trade secrets and unpatented know-how, third-parties nonetheless may gain access to such information. Research Corporation Technologies, Inc. ("Research Corporation") held the original patent upon which the PEG Process is based. Research Corporation's patent in the United States and its patents in certain foreign countries have expired. Although the Company has obtained several improvement patents in connection with the PEG Process which it believes represent state of the art technology, there can be no assurance that any of these patents will enable the Company to prevent infringement or that competitors will not develop competitive products outside the protection that may be afforded by these patents. The Company is aware that others have also filed patent applications and have been granted patents in the United States and other countries with respect to the application of PEG to proteins. Based upon the expiration of the Research Corporation patent, other parties will be permitted to make, use, or sell products covered by the claims of the Research Corporation patent, subject to other patents, including those held by the Company. The Company does not believe that the expiration of the Research Corporation patent will have a material adverse effect on the Company, but there can be no assurance that this will be the case.

Marketing Uncertainties and Dependence on Marketing Partners. Other than ADAGEN, which the Company markets on a worldwide basis to a small patient population, the Company does not engage in the direct commercial marketing of any of its products and therefore does not have an established sales force. For certain of its products, the Company has provided exclusive marketing rights to its corporate partners in return for royalties to be received on sales. With respect to ONCASPAR, the Company has granted RPR exclusive marketing rights in North America and Medac exclusive marketing rights in Europe and Russia. The Company expects to retain marketing partners to market ONCASPAR in other foreign markets and is currently pursuing arrangements in this regard. There can be no assurance that such discussions will result in the Company concluding such arrangements. Regarding the marketing of certain of the Company's other future products, the Company expects to evaluate whether to create a sales force to market certain products in the United States or to continue to enter into license and marketing agreements with others for United States and foreign markets. These agreements generally provide that all or a significant portion of the marketing of these products will be conducted by the Company's licensees or marketing partners. In addition, under certain of these agreements, the Company's licensee or marketing partner may have all or a significant portion of the development and regulatory approval responsibilities. Should the licensee or marketing partner fail to develop a marketable product (to the extent it is responsible for product development) or fail to market a product successfully, if it is developed, the Company's business may be adversely affected. There can be no assurance that the Company's marketing strategy will be successful. Under the Company's marketing and license agreements, the Company's marketing partners and licensees may have the right to terminate the agreement and abandon the product at any time for any reason without significant payments. The Company is aware that certain of its marketing partners are pursuing parallel development of products on their own and with other collaborative partners which may compete with the licensed products and there can be no assurance that the Company's other current or future marketing partners will not also pursue such parallel courses.

Reimbursement from Third-Party Payors. Sales of the Company's products will be dependent in part on the availability of reimbursement from third-party payors, such as governmental health administration authorities, private health insurers and other organizations. There can be no assurance that such reimbursement will be available or will permit the Company to sell its products at price levels sufficient for it to realize an appropriate return on its investment in product development. Since patients who receive

ADAGEN will be required to do so for their entire lives (unless a cure or another treatment is developed), lifetime limits on benefits which are included in most private health insurance policies could permit insurers to cease reimbursement for ADAGEN.

Government Regulation. The manufacturing and marketing of pharmaceutical products in the United States is subject to stringent governmental regulation and the sale of any of the Company's products for use in humans in the United States will require the prior approval of the FDA. Similar approvals by comparable agencies are required in most foreign countries. The FDA has established mandatory procedures and safety standards which apply to the clinical testing, manufacture and marketing of pharmaceutical products. Pharmaceutical manufacturing facilities are also regulated by state, local and other authorities. Obtaining FDA approval for a new therapeutic may take several years and involve substantial expenditures. ADAGEN was approved by the FDA in March 1990. ONCASPAR was approved by the FDA in February 1994 and in Germany in November 1994 for patients with acute lymphoblastic leukemia who are hypersensitive to native forms of L-asparaginase. ONCASPAR has been approved for broader indications in Russia and Canada in April 1993 ONCASPAR was approved for therapeutic use in a broad range of cancers in Russia, and in Canada for patients who have been diagnosed with ALL during their childhood. Except for these approvals, none of the Company's other products have been approved for sale and use in humans in the United States or elsewhere. There can be no assurance that the Company will be able to obtain FDA approval for any of its other products. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested, will delay or preclude the Company or its licensees or marketing partners from marketing their products, or limit the commercial use of the products, and thereby may have a material adverse affect on the Company's liquidity and financial condition.

Intense Competition and Risk of Technological Obsolescence. Many established biotechnology and pharmaceutical companies with resources greater than those of the Company are engaged in activities that are competitive with Enzon's and may develop products or technologies which compete with those of the Company. Although Enzon is not aware of any competitor which has achieved the same level as the Company in utilizing PEG technology in developing drug products, it is aware of other companies which are engaged in this field and there can be no assurance that competitors will not successfully develop such products in the future. Although there are other companies engaged in the development of Single-Chain Antigen-Binding (SCA(R)) proteins, Enzon believes that these companies will be required to obtain a license under Enzon's SCA patents in order to commercialize any such product. There can be no assurance, however, that this will prove to be the case. Rapid technological development by others may result in the Company's products becoming obsolete before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products. Enzon believes that the experience of certain of its personnel in research and development, and its patents and proprietary know-how may provide it with a competitive advantage in its field; however, there can be no assurance that the Company will be able to maintain such a competitive advantage, should it exist, in view of the greater size and resources of many of its competitors. Other drugs or treatment modalities which are currently available or that may be developed in the future, and which treat the same diseases as those which the Company's products are designed to treat, may be competitive with the Company's products.

Potential Product Liability. The use of the Company's products during testing or after regulatory approval entails an inherent risk of adverse effects which could expose the Company to product liability claims. The Company maintains product liability insurance coverage in the total amount of $10,000,000 for claims arising from the use of its products in clinical trials prior to FDA approval and for claims arising from the use of its products after FDA approval. There can be no assurance that the Company will be able to maintain its existing insurance coverage or obtain coverage for the use of its other products in the future. Management believes that the Company maintains adequate insurance coverage for the operation of its business at this time; however, there can be no assurance that such insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims.

Dividend Policy and Restrictions. The Company has paid no dividends on its Common Stock, since its inception and does not plan to pay dividends on its Common Stock in the foreseeable future. Except as may be utilized to pay the dividends payable on the Company's Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), any earnings which the Company may realize will be retained to finance the growth of the Company. In addition, the terms of the Series A Preferred Stock restrict the payment of dividends on other classes and series of stock.

Possible Volatility of Stock Price. Since the Company's initial public offering, the market price of the Company's Common Stock has fluctuated over a wide range and it is likely that the price of the Common Stock will fluctuate in the future. Announcements regarding technical innovations, the development of new products, the status of corporate collaborations and supply arrangements, regulatory approvals, patent or proprietary rights or other developments by the Company or its competitors could have a significant impact on the market price of the Common Stock.

                                 USE OF PROCEEDS

     The  Company  will not  receive  any  proceeds  from the sale of the Common
Shares offered herein by the Selling Stockholders. To date the Company has not received proceeds from the exercise of the Warrants. If the Warrants are exercised in their entirety the Company will receive estimated gross proceeds of approximately $375,000. The Company intends to utilize any proceeds received from the exercise of the Warrants for general corporate purposes. There can be no assurance that the Warrants will be exercised.

                              SELLING STOCKHOLDERS

General

     In August 1995, the Company issued Warrants for the purchase of (i) up to 112,500 Warrant Shares to Edward S. Gordon Company ("ESG"), and (ii) up to 37,500 Warrant Shares to The Pyne Companies ("Pyne", and together with ESG collectively referred to herein as the "Selling Stockholders"), in connection with certain real estate consulting services provided by each of ESG and Pyne to the Company. Pursuant to the terms of the Warrants, the Company is required to file a registration statement for the registration of the Warrant Shares issuable upon exercise of the Warrants by ESG and Pyne. The 150,000 Warrant Shares are being offered by the Selling Stockholders hereby.

     The Company has agreed to indemnify the Selling Stockholders against any liabilities, under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of a material fact in the Registration Statement or this Prospectus or by any omission of a material fact required to be stated therein except to the extent that such liabilities arise out of or are based upon any untrue or alleged untrue statement or omission in any information furnished in writing to the Company by the Selling Stockholders expressly for use in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to its certificate of incorporation and by-laws, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     In connection with the registration of the shares of Common Stock offered hereby, the Company will supply prospectuses to the Selling Stockholders.

Stock Ownership

     The table below sets forth (i) the number of shares of Common Stock owned beneficially by the Selling Stockholders prior to the Offering; (ii) the number of shares of Common Stock being offered by the Selling Stockholders pursuant to this Prospectus; (iii) the number of shares of Common Stock to be owned beneficially by the Selling Stockholders after completion of the offering, assuming that all of the Common Shares offered hereby are sold; and (iv) the percentage of the outstanding shares of Common Stock to be owned beneficially by the Selling Stockholders after completion of the offering, assuming that all of the Common Shares offered hereby are sold. Other than the transactions described herein, the Selling Stockholders have not had any material relationship with the Company during the past three years.

                                                       Number of        Percentage of
                                                      Shares to be    Outstanding Shares
                        Number of                        Owned         of Common Stock
                          Shares                     Beneficially        to be Owned
                       Beneficially    Number of         After        Beneficially After
    Selling            Owned Prior       Shares       Completion         Completion
  Stockholders         to Offering      Offered       of Offering      of Offering(1)
  ------------         -----------      -------       -----------      --------------
Edward S. Gordon            0          112,500(3)         -0-                *
Company(2)
The Pyne Companies(2)       0           37,500(3)         -0-                *

(1)  Based upon shares of Common Stock outstanding as of December 18, 1997.

(2) In connection with the termination of certain leases, the Company issued in August 1995, as part of the commission due to ESG and Pyne, the Company's real estate brokers, an aggregate of 150,000 five-year warrants to purchase the Company's Common Stock at $2.50 per share.

(3)  To be issued upon exercise of the Warrants.

*    Less than 1%.

     The Company has agreed to bear certain expenses (other than broker discounts and commissions, if any, and expenses of counsel and other advisors to certain of the Selling Stockholders) in connection with the registration of the Common Shares.

                              PLAN OF DISTRIBUTION

     The Common Shares may be sold pursuant to this Prospectus by the Selling Stockholders. Assuming all Warrants are exercised, the Company will receive aggregate proceeds from the issuance of such shares to the Selling Stockholders in the amount of approximately $375,000. These sales may occur in privately negotiated transactions or in the over-the-counter market or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Company has been advised by the Selling Stockholders that they have not made any arrangements relating to the distribution of the shares of Common Stock covered by this Prospectus. In effecting sales,
broker-dealers  engaged  by  the   Selling

Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. In order to comply with the securities laws of certain states, if applicable, the Common Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

     The Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act by virtue of the number of shares of Common Stock to be sold or resold by such persons or entities or the manner of sale thereof, or both. If the Selling Stockholders, broker-dealers or other holders were determined to be underwriters, any discounts or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of Common Stock might be deemed underwriting compensation under the Securities Act.

     The Selling Stockholders have represented to the Company that any purchase or sale of the Common Stock by it will be in compliance with applicable rules and regulations of the Commission.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

     The Company has agreed to register the Common Shares under the Securities Act and to bear certain expenses (other than selling commissions) in connection with such registration and to indemnify and hold certain of the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by such Selling Stockholders of the Common Shares.

     There can be no assurance that the Selling Stockholders will sell all or any of the Common Shares offered hereby.

                                  LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby has been passed on for the Company by Dorsey & Whitney LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements of Enzon, Inc. and subsidiaries as of June 30, 1997 and 1996 and for each of the years in the three-year period ended June 30, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.